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                                                                     EXHIBIT 2.2

                                 AMENDMENT NO. 1
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION


     Agreement of Amendment dated as of the 14th day of September 2000 by and among Storage Computer Corporation, a Delaware corporation (the "Parent"), Cyber Acquisition Corporation, a Delaware corporation ("Acquisition Sub") and CyberStorage Systems Corporation, a Delaware corporation (the "Company"). The Parent, Acquisition Sub and the Company are parties to that certain Agreement and Plan of Reorganization dated as of August 22, 2000 (the "Merger Agreement"); capitalized terms used herein without definition are used with the same meaning as in the Merger Agreement.

     Whereas, the Merger Agreement provides, in pertinent part, that the warrant to purchase Company Capital Stock dated September 16, 1999 held by GMC (the "GMC Warrant") would, at the Effective Time, be assumed by the Parent; and

     Whereas, the parties and GMC are desirous that, in lieu of the Parent assuming the GMC Warrant, such Warrant be exchanged, in the Merger, for the number of shares of Parent Common Stock for which the Assumed Warrant would have been exercisable;

     Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree that the Merger Agreement shall be amended as follows:

          1. Section 1.8(c)(ii) of the Merger Agreement, as amended hereby, shall read in its entirety as follows:

          "(ii) Warrant Exchanged. At the Effective Time, the warrant to purchase Company Capital Stock dated September 16, 1999 (the "GMC Warrant") held by Green Mountain Capital, L.P. ("GMC") shall be exchanged for 121,000 shares of Parent Common Stock."

          2. All references in the Merger Agreement to the term "Assumed Warrant" shall refer instead to the "GMC Warrant".

     3. Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect without modification.



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     In Witness Whereof, the parties have executed this Agreement of Amendment as of the date first above written.




                                      STORAGE COMPUTER CORPORATION



                                      By: /s/ Theodore J. Goodlander
                                         --------------------------------
                                         Chief Executive Officer




                                      CYBER ACQUISITION CORPORATION



                                      By: /s/ Edward A. Gardner
                                         --------------------------------
                                         President




                                      CYBERSTORAGE SYSTEMS CORPORATION



                                      By: /s/ John L. Thonet
                                         -------------------------------
                                         President